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                                   EXHIBIT 5.1

         [Letterhead of Howard, Rice, Nemerovski, Canady, Falk & Rabkin,
                          A Professional Corporation]


                                                     April 1, 2002

Good Guys, Inc.
1600 Harbor Bay Parkway, Suite 200
Alameda, California  94502

Re:     Good Guys, Inc.

Dear Ladies and Gentlemen:

        You have requested our opinion as counsel for Good Guys, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder of 3,080,000 shares of Good Guys, Inc. Common Stock, par value $.001 per share (the "Shares"), which may be offered for sale by certain shareholders of the Company (the "Selling Shareholders"), who have acquired shares or rights to acquire shares in transactions not involving a public offering which may be offered for sale by public offering, which include 280,000 shares which may be offered for sale by Selling Shareholders who may acquire such shares pursuant to the exercise of warrants covering such shares (the "Warrants") granted them.

        We have examined the Company's Registration Statement on Form S-3 in the form to be filed with the Securities and Exchange Commission on the date of this opinion (the "Registration Statement"). We further have examined the Certificate of Incorporation of the Company as certified by the Secretary of State of the State of Delaware and the Bylaws of the Company. In addition, we have examined such corporate records, certificates and other documents (of which we are aware) and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

        Based on the foregoing examination, we are of the opinion that the Shares and the Warrants have been duly authorized by appropriate corporate action of the Company, and when the Shares have been duly issued and/or sold as described in the Registration Statement, any amendment thereto, the prospectus and any supplement thereto, the Shares will be legally issued, fully paid and non-assessable.


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Good Guys, Inc.
April 1, 2002
Page 2


        In connection with this opinion we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, records and certificates we have reviewed; (d) the due authorization, execution and delivery on behalf of the respective parties thereto of the documents referred to herein and, except with respect to such parties; and (e) the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions. We have not independently verified such assumptions.

        We express no opinion as to laws other than the substantive laws of the State of California (without regard to conflicts-of-laws or choice-of-law principles), the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case to the extent applicable and not excepted from the scope of the opinions expressed above.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement, any amendment thereto, the prospectus and any supplement thereto.

                                        Very truly yours,

                                           Howard, Rice, Nemerovski, Canady,
                                               Falk & Rabkin
                                           A Professional Corporation

                                           /s/ Joseph B. Hershenson

                                        Joseph B. Hershenson